MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Mariposa Resources, Ltd., of our report dated August 22, 2008 on our audit of the financial statements of Mariposa Resources, Ltd. as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2008, 2007 and inception on May 31, 2006 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 9, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501